UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

March 11, 2016

CRIMSON WINE GROUP, LTD.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54866	13-3607383
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2700 Napa Valley Corporate Drive, Suite B, Napa, California		94558
(Address of Principal Executive Offices)		(Zip Code)

(800) 486-0503
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2016, the Board of Directors (the “Board”) of Crimson Wine Group, Ltd. (the “Company”) increased the number of directors constituting the Board from six to seven and appointed Francesca Schuler to be a director of the Company, filling the vacancy, to hold office until the next annual meeting of stockholders.  The Board has determined that Ms. Schuler is independent under the listing standards of the NASDAQ Stock Market.  At the time of her appointment, the Board did not appoint Ms. Schuler to any committee of the Board.

Ms. Schuler has over 20 years of experience leading and managing multi-channel businesses and has focused on brand strategy, portfolio management, product development and innovation, e-commerce and digital strategy, CRM, and sales.  Ms. Schuler is currently the Chief Marketing Officer (CMO) at In-Shape Health Clubs. Prior to joining In-Shape, Ms. Schuler was the CMO of BevMo!.  She joined BevMo! from Treasury Wine Estates Americas where she was CMO, managing a wine portfolio of over 50 brands.  Prior to this, Ms. Schuler was the head of Marketing for Method Products, Inc., the VP of Global Brand Management at the Gap and a partner at Marakon Associates, a boutique management consulting firm, where she advised consumer and retail companies. Early in her career, she held several marketing and sales positions at the E&J Gallo Winery.

Ms. Schuler will receive the standard compensation effective for 2016 received by the Company’s current non-employee directors, as discussed in the Company’s Proxy Statement dated June 19, 2015, prorated for the time she serves during 2016.

There is no arrangement or understanding between Ms. Schuler and any other persons pursuant to which Ms. Schuler was selected as a director. There are no transactions involving Ms. Schuler requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 11, 2016

CRIMSON WINE GROUP, LTD.

By:  /s/ Patrick M. DeLong

Name:  Patrick M. DeLong

Title:    President & Chief Executive Officer